Exhibit 21

SUBSIDIARIES OF VESTA INSURANCE GROUP, INC.

Instant Insurance Holdings, Inc. (Delaware)

•	Instant Insurance Holdings, Inc. conducts non-standard automobile agency operations through approximately 17 subsidiaries operating within the United States.

J. Gordon Gaines, Inc. (Delaware)

•	Mound Agency, Inc. (Illinois)
•	Mound Agency of Ohio, Inc. (Ohio)

•	Florida Select Insurance Agency, Inc. (Florida)
•	Select Insurance Services, Inc., d/b/a Texas Select Lloyds, Inc. (Florida)

Vesta Fire Insurance Corporation (Illinois)

•	Aegis Financial Corporation (Nevada)
•	States General Life Insurance Company (Texas)
•	United International Life Insurance Company (Texas)

•	American Founders Financial Corporation (Arizona)
•	Laurel Life Insurance Company (Texas)
•	American Founders Life Insurance Company (Texas)
•	Bradford Investments, LC (Louisiana)

•	Emerald Coast Re Cayman Ltd. (Cayman Islands)

•	Florida Select Insurance Holdings, Inc. (Florida)
•	Florida Select Insurance Company (Florida)

•	Shelby Casualty Insurance Company (Illinois)

•	The Shelby Insurance Company (Illinois)
•	Affirmative Insurance Company (Illinois)
•	Insura Property & Casualty Insurance Company (Illinois)
•	Instant Auto Insurance Company (Missouri)

•	Texas Select Lloyds Insurance Company (Texas)

•	Vesta Capital Insurance Syndicate, Inc. (Illinois)
•	The Hawaiian Insurance & Guaranty Company, Ltd. (Hawaii)

•	Vesta Insurance Corporation (Illinois)

•	Vesta Timber Co., LLC (Alabama)